Exhibit 16.1

S. W. Hatfield, CPA

December 22, 2003

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

On December 18, 2003, this Firm received a draft copy of a Form 8-K to be filed by Shallbetter Industries, Inc. (Company) (SEC File No. 0-31297, CIK # 1125903) reporting Item 4 - Changes in Registrant's Certifying Public Accountant, which we issued comments upon to the Company's legal counsel.

On December 22, 2003, we received a copy of the final document, as filed on December 19, 2003, requesting this exhibit letter pursuant to Regulation S-K Rule 304(a)(3).

Accordingly, we have no disagreements with the statements made in the Form 8-K, Item 4 disclosures.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA